EXHIBIT 10.23

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated as of March 16, 2016 (the “Effective Date”), is made and entered into by and between Trican Well Service Ltd., an Alberta corporation (“Licensor”) and Keane Frac LP (“Buyer”). Licensor and Buyer are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.

WHEREAS, pursuant to that certain Asset Purchase Agreement dated January 25, 2016 (the “Purchase Agreement”), by and among Keane Group Holdings, LLC, a Delaware limited liability company (“Keane Parent”), Buyer (Buyer together with Keane Parent, the “Buyer Companies”), Licensor and Trican Well Service, L.P., a Delaware limited partnership (“Trican U.S.”), (Trican U.S. collectively with any other Subsidiary of Licensor that has any right, title and interest in the Purchased Assets, including those Subsidiaries set forth on Annex I thereto, the “Seller Companies”), Buyer shall license from the Licensor, and Licensor has agreed to license to Buyer, certain of Licensor’s Intellectual Property Rights utilized in connection with the Business within the Territory as of the Closing Date.

NOW, THEREFORE, in consideration of the mutual promises made herein and in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 For the purpose of this Agreement, capitalized terms used in this Agreement shall have the meanings specified in this Section 1.1. Capitalized terms not otherwise defined in this Agreement have the meanings set forth in the Purchase Agreement.

“Affiliate(s)” as used in this Agreement in connection with Buyer or Licensor means any Person, company or legal entity of which the designated company or legal entity now or hereafter owns or controls, directly or indirectly, more than fifty percent (50%) of the stock having the right to vote for directors thereof or other indicia of equity, or any Person, company or legal entity which owns or controls, or is under common control with, the designated company or legal entity. For the purpose of this definition, the stock or other indicia of equity owned or controlled by a particular Person, company or legal entity shall be deemed to include all stock owned or controlled, directly or indirectly, by any other Person, company or legal entity of which the particular Person, company or legal entity owns or controls, directly or indirectly, more than fifty percent (50%) of the stock having the right to vote for directors thereof or other indicia of equity.

“Canadian Insolvency Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada) or any other like, equivalent or analogous legislation of any Canadian jurisdiction and any plan of arrangement law provision of any corporations statute under which a corporation may propose a compromise or an arrangement with respect to its creditors or any class or the claims of any class of creditors of the corporation.

“Canadian Insolvency Proceeding” in relation to any Person means any proceeding contemplated by any application, petition, assignment, filing of notice or other means, whether voluntary or involuntary, under any Canadian Insolvency Law seeking any moratorium, reorganization, adjustment, composition, proposal, compromise, arrangement, administration or other like or similar relief in respect of any or all of the obligations of that Person, seeking the winding up, liquidation or dissolution of that Person or all or any part of its property, seeking any judgment or order declaring, finding or adjudging that Person insolvent or bankrupt, seeking the appointment (provisional, interim or permanent) of any receiver or resulting, by operation of law, in the bankruptcy of that Person.

“Change-of-Control-of-the-Company” means (i) Sale-of-the-Company; (ii) another Person, other than Permitted Holders, directly or indirectly owns a majority of the voting equity securities of Keane Parent; or (iii) Buyer ceases to be a wholly-owned Subsidiary of Keane Parent (or its successor).

“Confidential Information” means any confidential and proprietary information that one Party (the “Disclosing Party”) discloses to the other Party (the “Receiving Party”) hereunder, or that the Receiving Party otherwise obtains hereunder, including Know-How, algorithms, source code, specifications, methods of processing, techniques, data, ideas, concepts, drawings, designs, proprietary electronic equipment, software and schematics. The terms and conditions of this Agreement shall be the Confidential Information of both Parties. Without limiting the generality of the foregoing, the Parties acknowledge and agree that any Know-How that comprise the Licensed Intellectual Property are the Confidential Information of Licensor. Notwithstanding any of the foregoing, Confidential Information does not include any information the Receiving Party can establish through written documentation: (a) is or, through no improper action or inaction by the Receiving Party or any of its authorized representatives, becomes generally available and known to the public; (b) was rightfully in the Receiving Party’s possession or known by it without any obligation of confidentiality prior to receipt from the Disclosing Party; (c) was rightfully disclosed to the Receiving Party without any restriction by a third party that was authorized to make such disclosure; or (d) was independently developed by the Receiving Party without the use of or reference to any Confidential Information of the Disclosing Party.

“Contractor” means, with respect to a Party, any Person engaged by such Party to perform a service for or on behalf of such Party including selling, distributing, maintaining or producing any products or services of such Party, including manufacturing products for or on behalf of a Party, in connection with providing oilfield services.

“Electronic Control Systems Technology” means the proprietary electronic control systems and Software used in the Business as of the Closing Date, including the Trican pump control software, owned by Licensor.

“Intellectual Property” means (i) patents; (ii) copyrights, works of authorship (including Software), and all registrations, applications, and renewals of any of the foregoing; and (iii) Know-How. For the avoidance of doubt, “Intellectual Property,” under this Agreement, shall not include any trademarks or Internet domain names.

“Keane Parties” means Shawn Keane, Kevin Keane, Tim Keane, Brian Keane and KSD Newco Corporation (each, including their respective successors and permitted assigns).

“Know-How” means trade secret and confidential and proprietary information concerning industrial, commercial or scientific experience, including, but not limited to, trade secret and confidential information regarding technology, know-how, databases, inventions, formulas, processes, developments and research.

“Licensed Intellectual Property” means Intellectual Property owned by Licensor and used in the Electronic Control Systems Technology, including the Intellectual Property set forth on Exhibit 1.

“Newly Developed IP” means any Intellectual Property related to the Business (but not the Excluded Businesses) conceived or developed by or on behalf of the Licensor or its Affiliates after the Effective Date of this Agreement.

“Permitted Holders” means (i) funds and accounts managed by Cerberus Capital Management, L.P. or its Affiliates; (ii) the Keane Parties or its Affiliates; and (iii) Trican Parent or its Affiliates.

“Sale-of-the-Company” means the sale of all or substantially all of the consolidated assets of Keane Parent to a Person the majority of the voting equity securities of which are not owned by Permitted Holders, whether held by Keane Parent or one or more of its Subsidiaries, and whether by way of an asset sale or direct or indirect sale of equity interests, tender offer, merger, consolidation or other similar transaction.

“Software” means any and all computer programs, including operating system and applications software, computerized implementations of algorithms, and program interfaces, whether in source code or object code form (including all of the foregoing that is installed on computer hardware) and all available documentation, including user manuals, relating to the foregoing.

“Territory” shall mean the United States (including Alaska and Hawaii), including its territorial waters.

Section 1.2 Construction; Interpretation. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the singular shall also include the plural, and vice versa; (iii) reference to any Person includes such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (iii) is intended to authorize any assignment or transfer not otherwise expressly permitted by this Agreement;

(iv) reference to a Person in a particular capacity or capacities excludes such Person in any other capacity; (v) reference to any contract means such contract as amended, supplemented or modified from time to time in accordance with the terms thereof; (vi) all references to Sections shall be deemed to be references to the Sections of this Agreement; (vii) where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person; and (viii) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

ARTICLE II

LICENSES; DOCUMENTATION; TECHNICAL SUPPORT

Section 2.1 Grant of Non-Exclusive License to Buyer. Subject to the terms and conditions of this Agreement, Licensor grants to Buyer an irrevocable (subject to Section 4.2(a)), non-exclusive, non-sublicensable (except as provided in Section 2.2), fully-paid up and royalty free, right and license to use, make, have made, copy, develop, modify, create derivative works of, and otherwise exploit the Licensed Intellectual Property only in the operation of the Business in the Territory together with any natural expansion or evolution of such Business.

Section 2.2 Right to Sublicense. The licenses granted in Section 2.1 include the right to grant sublicenses (commensurate with the scope of such licenses) solely to Buyer’s (i) Affiliates, but solely for as long as any such Affiliate remains an Affiliate of Buyer, and without further right to sublicense, except as set forth in clause (ii) below, and (ii) Contractors, but only in connection with performing services for or on behalf of Buyer for use in Buyer’s operation of the Business (and any natural expansion or evolution of such Business ) in the Territory, and without further right to sublicense. For avoidance of doubt, any Contractors sublicensed under this Agreement to modify or revise the source code for the Electronic Control Systems Technology may only do so for use by Buyer only in its operation of the Business.

Section 2.3 Newly Developed IP License Option. Subject to Section 4.2(b), during the Term of this Agreement, Buyer shall have the non-exclusive right of offer to license in the Territory any Newly Developed IP that is substantially ready for commercial use in oil and gas exploration and production in the Territory, including the right to obtain a license for Newly Developed IP that Licensor does not intend to make available to third parties by license, sale or otherwise. Within a reasonable time after any Newly Developed IP is substantially ready for commercial use in oil and gas exploration and production in the Territory, Licensor shall provide Buyer with written notice of such Newly Developed IP, including a detailed description of the Newly Developed IP (the “Product Notice”). For 60 days following receipt of the Product Notice, Buyer shall have the option to enter into a non-exclusive license under the Newly Developed IP. During that 60-day period, Licensor will provide to Buyer any other information reasonably required for Buyer to understand the Newly Developed IP. All information included in the disclosures of Newly Developed IP by Licensor shall be treated as Confidential Information of Licensor. For the 60 day period after such written notice, Buyer shall have the right to negotiate with Licensor to enter into a binding non-exclusive license agreement under the Newly Developed IP in the Territory on commercially reasonable terms consistent with the Licensor’s other comparable, commercially reasonable non-exclusive license agreements, or if no such licenses exist, consistent with comparable, commercially reasonable non-exclusive license agreements in the industry. Within twenty days after the beginning of the 60 day period, Licensor shall transmit to Buyer a form of license agreement in compliance with this Section 2.3. If Buyer does not elect to license the Newly Developed IP, Buyer may, at any time during the Term (subject to Section 4.2(b)), license on a non-exclusive basis such Newly Developed IP on terms at least as favorable as the most favorable terms granted by Licensor to any other licensee(s).

ARTICLE III

DOCUMENTATION; TECHNICAL SUPPORT

Section 3.1 Documentation; Source Code. For a period of six months after the Effective Date, Licensor agrees to transfer copies of existing documents, specifications and information owned by Licensor reasonably requested by Buyer as reasonably required to give full enabling effect to the licenses with respect to the Electronic Control Systems Technology granted hereunder, and to deliver the source code for the Software included in the Electronic Control Systems Technology in the possession of Licensor or its Affiliates by the Closing Date. Nothing in the foregoing shall be construed to require Licensor to deliver software or information owned by a third party software licensor.

Section 3.2 Technical Support. Commencing with the Closing Date and continuing until six (6) months after the Closing Date, the Licensor shall provide commercially reasonable cooperation to Buyer by responding to Buyer’s reasonable requests for information and technical support related to the functionality or operation of the Electronic Control Systems Technology. For avoidance of doubt technical support does not include the delivery or creation of any physical embodiments (such as circuit boards) or repairs to defective hardware components. To the extent that Buyer requests any update or repair such update or repair shall, if provided, be the subject of a separate agreement on mutually agreed terms.

ARTICLE IV

TERM AND LICENSE TERMINATION; ASSIGNMENTS

Section 4.1 Term. Subject to Section 4.2, this Agreement and the rights and licenses granted and retained hereunder will become effective on the Effective Date, and will continue perpetually thereafter (the “Term”).

Section 4.2 Termination for Breach.

(a) License Termination for Breach. If a Party materially breaches any of its obligations under this Agreement, and does not cure such default within thirty (30) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate the licenses affected by such breach by providing written notice of termination to the other Party, which termination shall be effective immediately. Upon termination of the Agreement, any rights to Buyer or its Affiliates in and to Newly Developed IP shall terminate as to all future Newly Developed IP.

(b) Partial Termination for Newly Developed IP License Option. Upon (a) a Change-of-Control-of-the-Company, or (b) the later of (i) the fifth anniversary of the Effective Date or (ii) the date that Licensor and any of its Affiliates cease to directly or indirectly own or hold any equity interest, including Keane Common Equity Units or Class C Profits, in Keane Parent, Licensor will have the right at any time thereafter upon 30 days’ prior written notice to Buyer to terminate the option for Newly Developed IP granted to Buyer in Section 2.3 of this Agreement. Notwithstanding the foregoing, any rights granted to Buyer or its Affiliates in and to Newly Developed IP by Licensor in an existing license agreement previously entered into under Section 2.3 or resulting from any ongoing negotiations within the 60 day period set forth in Section 2.3 prior to any such termination shall survive such termination, and Buyer or its Affiliates shall continue to have all such rights irrespective of any such termination.

Section 4.3 Assignments; Preservation of Rights.

(a) Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Neither this Agreement, nor the rights granted hereunder, may be assigned or transferred, directly or indirectly, in whole or in part, by either Party to any Person without the prior written consent of the other Party; provided that either Party may without the other Party’s consent assign or transfer this Agreement or any or all of its rights and obligations hereunder (i) to any Affiliate and (ii) to any Person in connection with a merger, change of control or sale of all or substantially all of the assets of the assigning Party’s business. Notwithstanding the foregoing, Buyer may assign this Agreement to a lender as collateral for indebtedness, provided that Buyer shall not be released from its obligations hereunder. Any assignment in violation of this Section 4.3 shall be null and void.

(b) Preservation of Rights. The licenses and other rights granted to Buyer and its Affiliates under this Agreement shall run with the Licensed Intellectual Property and shall be preserved and remain valid and fully enforceable in the event that the Licensed Intellectual Property, in whole or in part, or any interest therein, is acquired by another Person from Licensor by sale, assignment (including by Assignment of this Agreement), transfer (including the grant of exclusive licenses) or other disposition. Licensor agrees that any such sale or assignment of the title to or an exclusive license of any of the Licensed Intellectual Property will be made expressly subject to Buyer’s and its Affiliates’ licenses and other rights under this Agreement and Licensor shall provide any acquiring Person with written notice thereof or a copy of this Agreement.

ARTICLE V

INFRINGEMENT

Section 5.1 Infringement Legal Actions. In the event that Buyer or Licensor shall become aware of any infringement or misappropriation of the Licensed Intellectual Property in the Territory, such Party shall notify the other Party of such infringement or misappropriation, and provide supporting evidence of such infringement and misappropriation and the identity of the alleged infringer(s) or misappropriating party. Licensor shall, upon receipt of written notice from Buyer, subject to the requirements of the following sentence, be obligated to timely commence and maintain an action or proceeding as Buyer may reasonably request in such notice to enjoin and/or seek damages and other monetary remedies for such infringements. Upon Licensor’s reasonable inquiry into and confirmation that such infringement or misappropriating is occurring and there is a legal basis for bringing a legal action, Licensor shall commence, within a reasonable period following Buyer’s notice, any such action or proceeding at Buyer’s request. Licensor reserves the right to first transmit a demand letter seeking cessation of such infringement or misappropriation before filing a legal action.

Section 5.2 Litigation Expenses; Recovery. Buyer shall bear all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith, and shall share equally (fifty percent (50%) each) in all profits, damages and other monetary awards and relief recovered in any such action or proceeding after Buyer’s costs and expenses, including attorneys’ fees, have been fully recouped.

Section 5.3 Cooperation and Control. The Parties agree to render such reasonable cooperation to one another in respect of any such action, including, without limitation, the production and/or execution of such documents, assignments and powers, and the provision of such participation and testimony, as may be reasonable under the circumstances to maintain such action. Licensor and/or its Affiliate shall direct and control the prosecution and settlement of the litigation in which Buyer or any of its Affiliates has not been directly sued or is not named as a party in connection with such litigation, with reasonable consultation with Buyer. Buyer acknowledges that Licensor and/or its Affiliates are not obligated to disclose any attorney-client or work product privilege information or communications regarding the litigation to Buyer that would waive or vitiate such attorney-client or work product privilege protections.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Obligations. Each Party, as the Receiving Party, agrees to: (i) keep the Disclosing Party’s Confidential Information confidential and not disclose or make available any of the Disclosing Party’s Confidential Information to any third party without the prior written consent of the Disclosing Party (except strictly in accordance with Section 2.2); (ii) use the Disclosing Party’s Confidential Information only as necessary to perform the Receiving Party’s obligations and exercise its rights as specifically allowed under this Agreement; (iii) use at least the same degree of care in keeping the Disclosing Party’s Confidential Information confidential as the Receiving Party uses for its own Confidential Information of a similar nature (but in no event less than a reasonable degree of care); and (d) limit access to the Disclosing Party’s Confidential Information to the Receiving Party’s authorized representatives who have a need to access or know such Confidential Information for the purpose of exercising the Receiving Party’s rights under this Agreement as specifically allowed under this Agreement. Buyer shall require its employees and Contractors with access to Licensor’s Know-How (including but not limited to, the source code for the Software included in the Electronic Control Systems Technology) to enter into confidentiality agreements with restrictions applicable to the Confidential Information hereunder at least as restrictive as those in this Agreement.

Section 6.2 Disclosure Required by Law. In the event the Receiving Party is requested or required by Law to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide reasonable advance written notice to the Disclosing Party of such request or requirement so that the Disclosing Party may seek confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If, in the absence of a protective order, other confidential treatment or waiver under this Agreement, the Receiving Party is advised by its legal counsel that it is legally required to disclose such Confidential Information, the Receiving Party may disclose such Confidential Information without liability under this Agreement; provided, however, that the Receiving Party exercises commercially reasonable efforts to obtain reliable assurances that confidential treatment will be accorded any such Confidential Information prior to its disclosure and endeavors to disclose only the minimum amount of such Confidential Information necessary to comply with such legal requirement.

Section 6.3 Disclosure of Agreement in Connection with Due Diligence. A Party may provide this Agreement to any third party subject to confidentiality obligations no less restrictive than those set forth in this Article VI, if required to do so in connection with any diligence for any actual or potential bona fide business transaction with such third party related to the subject matter of this Agreement (including an acquisition, divestiture, merger, consolidation, asset sale, financing or public offering).

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Notice. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, when transmitted to the applicable number so specified in (or pursuant to) this Section 7.1 and an appropriate answerback is received when sent by telecopy, telex or other method of facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

if to the Licensor:

Trican Well Service Ltd.

2900, 645 - 7th Ave SW

Calgary, AB | T2P 4G8

Facsimile: 403.231.7975

Attention: Dale Dusterhoft, Chief Executive Officer

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP

Suite 3500

855 2nd Street S.W.

Calgary AB T2P 4J8

Canada

Facsimile: 403.260.9700

Attention: Ben Rogers

if to Buyer:

Keane Frac LP

2121 Sage Road

Houston, TX 77056

Facsimile: 713.960.1048

Attention:

James Stewart, Chairman and Chief Executive Officer

Greg Powell, President and Chief Financial Officer

with a copy to (which shall not constitute notice):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Facsimile: (212) 593-5955

Attention: Stuart D. Freedman, Esq.

A Party may change its address and contact information for purposes of this Section 7.1 by providing notice of such change in writing to the other parties in accordance with this Section 7.1.

Section 7.2 Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

Section 7.4 Waivers and Consents; Amendments.

(a) For the purposes of this Agreement and all Contracts, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any Party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the Party or Parties so waiving such covenant or other provision as contemplated herein.

(b) No amendment to this Agreement may be made without the written consent of Buyer and the Licensor.

Section 7.5 Licensor Bankruptcy.

(a) All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights and licenses to “intellectual property” and the subject matter of this Agreement, including all Licensed Intellectual Property and Newly Developed IP, is and shall be deemed to be “embodiments” of “intellectual property,” in each case, as such terms are used in and interpreted under Section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)).

(b) This Agreement and the obligations of Licensor hereunder are not assignable by Licensor by reason of their nature and may not be assigned by court order in a Canadian Insolvency Proceedings involving Licensor (including under Section 84.1 of the Bankruptcy and Insolvency Act (Canada) (“BIA”), section 11.3 of the Companies’ Creditors Arrangement Act (Canada) (“CCAA”) and any statutory provisions or legal or equitable principles of similar effect in any jurisdiction). All rights and licenses granted by Licensor under this Agreement are and shall be deemed to be rights to use intellectual property as contemplated in Section 65.11(7) of the BIA and Section 32(6) of the CCAA, and Buyer is and shall be entitled to the protections of those legislative provisions, and all statutory provisions or legal or equitable principles of similar effect in all jurisdictions.

(c) Buyer shall have all rights, elections and protections under the Code, the BIA, the CCAA and all other Canadian Insolvency Laws and principles of law and equity with respect to this Agreement and the subject matter hereof. Without limiting the generality of the foregoing, Licensor acknowledges and agrees that, if Licensor or its estate becomes subject to any bankruptcy or similar proceedings under the Code or otherwise, or becomes subject to any Canadian Insolvency Proceedings:

(i) Subject to Buyer’s rights of election under Section 365(n), of the Code and legal and equitable rights of similar effect in other jurisdictions, all rights, licenses and privileges granted to Buyer under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by rejection, disclaimer or resiliation of this Agreement; and

(ii) Buyer shall be entitled to a complete duplicate of (or complete access to, as appropriate) all Licensed Intellectual Property and Newly Developed IP, as applicable, and embodiments thereof, which, if not already in Buyer’s possession, shall be promptly delivered to Buyer or its designee, unless Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

(d) Notwithstanding the foregoing, if the Licensor or its estate becomes subject to any bankruptcy or similar proceeding under the Code or becomes subject to any Canadian Insolvency Proceedings and as a result of which this Agreement is terminated, rejected, disclaimed or resiliated, or Buyer shall otherwise lose its rights under this Agreement in connection with such proceeding, then Trican U.S.’s Keane Common Equity Units will immediately and automatically be reduced on a dollar-for-dollar basis based on the amount of losses, damages, fees, costs, expenses ( including reasonable fees and expenses of outside counsel), fines and penalties (“Losses”) incurred by Buyer related to or arising from Buyer’s loss of rights under this Agreement. Such Losses may include the fair market value of the licenses granted under this Agreement, Buyer’s costs and expenses to replace any Intellectual Property licensed or licenseable under this Agreement, and damage to the Business.

Section 7.6 Entire Agreement. This Agreement and the Purchase Agreement set forth the entire agreement and understanding between the Parties as to the subject matter hereof, and merge all prior discussions between them, and neither Party hereto shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to such subject matter other than as expressly provided herein or therein, or as duly set forth on or subsequent to the date hereof in writing, signed by duly authorized representatives of the Parties. Nothing in this Agreement shall limit or modify the rights and obligation of the Parties pursuant to the Purchase Agreement.

Section 7.7 Governing Law. This Agreement shall be deemed to be a Contract made under, and shall be construed in accordance with, the Laws of the State of Delaware applicable to Contracts entered into, and to be wholly performed within such State.

Section 7.8 Jurisdiction. Except as provided in this Section 7.8, each of the Parties hereto irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have jurisdiction, in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world, whether within or without the State of Delaware. Each of the Parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the Parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other Parties hereto.

Section 7.9 Counterparts; Execution. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered (including, without limitation, by facsimile) shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have signed and executed this Intellectual Property License Agreement on the Effective Date.

KEANE FRAC LP

By:	Keane Frac GP, LLC, as the general partner of the Company

By:	KGH Intermediate Holdco II, LLC, its managing member

By:	/s/ GREGORY POWELL
Name:	Gregory Powell
Title:	Vice President and Chief Financial Officer

TRICAN WELL SERVICE LTD

By:	/s/ DALE M. DUSTERHOFT
Name:	Dale M. Dusterhoft
Title:	Chief Executive Officer